Exhibit 5.3

January 17, 2025

TO:	Seabridge Gold Inc.

British Columbia Securities Commission

Ontario Securities Commission

Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

The Manitoba Securities Commission

Nova Scotia Securities Commission

The Office of the Yukon Superintendent of Securities

United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the “Company”)

Consent of Expert

Ladies and Gentlemen:

Reference is made to the technical report titled “KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study and Preliminary Economic Assessment, NI 43-101 Technical Report” dated August 8, 2022 (the “Technical Report”) prepared for the Company.

In connection with the Company’s short form shelf prospectus dated January 17, 2025 and all documents incorporated by reference therein including, but not limited to, the Company’s annual information form dated March 27, 2024 for the year ended December 31, 2023 (collectively, the “Prospectus”) and the Company’s Registration Statement on Form F-10 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), the undersigned hereby consents to:

1.	being named directly or indirectly in the Prospectus and the Registration Statement; and

2.	the use of the Technical Report.

The undersigned hereby certifies and confirms that:

i.	the undersigned has read the Prospectus and the Registration Statement;

ii.	the undersigned has no reason to believe that there are any misrepresentations in the information contained in the Prospectus and the Registration Statement or incorporated by reference therein that is derived from the Technical Report or that is within the undersigned’s knowledge as a result of the services performed by the undersigned in connection with the Technical Report.

Yours Truly,

“Jianhui (John) Huang”
Jianhui (John) Hang
Senior Process Engineer, P. Eng
Tetra Tech Inc.